Exhibit 4.1

NAME AND ADDRESS		DISTINCATIVE NUMBERS
OF SHAREHOLDER	CERTIFICATE NUMBER	FROM	TO	PAR VALUE PER SHARE

DATE OF ISSUE	NO. OF SHARES	CONSIDERATION PAID

SHARE CERTIFICATE
OF
XUEDA EDUCATION GROUP

INCORPORATED IN THE CAYMAN ISLANDS

The authorized capital of the company is US$50,000.00 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each.

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON IS THE REGISTERED HOLDER OF THE SHARES SPECIFIED HEREUNDER SUBJECT TO THE RULES AND LAWS GOVERNING THE ADMINISTRATION OF THE COMPANY

	NO. OF	DISTINCATIVE NUMBERS		CERTIFICATE	DATE OF
SHAREHOLDER	SHARES	FROM	TO	NUMBER	ISSUE

GIVEN UNDER THE COMMON SEAL OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF

DIRECTOR	DIRECTOR / SECRETARY

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE